Exhibit 99.1

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Andrew Greenebaum / Laura Foster
ICR, Inc.
(310) 954-1115

True Religion Apparel Reports 2008 First Quarter Financial Results

-	-- Record Q1 08 net sales of $53.4 million, an increase of 47.4% from $36.2 million in Q1 07 --
-	--Q1 08 net income grew 34.7% to $6.9 million from $5.2 million in Q1 07—
-	--Q1 08 diluted EPS reaches $0.29 vs. $0.22 in Q1 07
-	-- Increases 2008 net sales and EPS guidance ---

VERNON, California – May 8, 2008 – True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the first quarter ended March 31, 2008.

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Net sales for the 2008 first quarter were $53.4 million, an increase of 47.4% from $36.2 million in the 2007 first quarter. Net sales in the Company’s U.S. wholesale segment increased 29.5% to $32.5 million from $25.1 million in the prior year. The Company’s international wholesale business increased 28.5% to $8.9 million from $6.9 million in the 2007 first quarter. Net sales for the consumer direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 190.3% to $11.8 million from $4.1 million in the prior year.

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Gross profit in the 2008 first quarter was $30.5 million, or 57.1% of net sales, compared to $20.4 million, or 56.3% of net sales, in the first quarter of 2007. The improvement in gross margin reflects the ongoing segment mix shift towards the Company’s higher margin consumer direct business.

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Selling, general and administrative (“SG&A”) expenses for the 2008 first quarter increased 65.8% to $19.1 million from $11.5 million in the 2007 first quarter. SG&A expenses for the first quarter of 2008 included $3.0 million of incremental operating costs for the expansion of the company's consumer direct business, $2.0 million of additional restricted stock compensation, $1.0 million in incremental marketing expense related to the Company’s 2008 marketing campaign and $0.4 million in incremental professional fees related to the 2006 and 2007 financial report restatement. The Company’s first quarter 2007 SG&A expenses included $1.2 million of severance and recruiting costs related to the replacements of two former executives.

-	Operating income for the 2008 first quarter increased 27.9% to $11.4 million, or 21.2% of net sales, compared to $8.9 million, or 24.5% of net sales in the 2007 first quarter.
-	True Religion’s effective tax rate for the first quarter of 2008 was 41.0%.
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Net income for the 2008 first quarter was $6.9 million, or $0.29 per diluted share based on weighted average shares outstanding of 24.1 million, compared to $5.2 million, or $0.22 per diluted share based on weighted average shares outstanding of 23.8 million in the 2007 first quarter.

“The first quarter of 2008 marked a continuation of the strong growth True Religion delivered in the second half of 2007,” said Jeffrey Lubell, chairman and chief executive officer of True Religion Apparel. “We achieved year over year revenue growth of 47% thanks to the positive customer response to our spring 2008 collection. Our first quarter results reflect the continued execution within each of our major growth platforms, as we exceeded our internal expectations of our U.S. wholesale business, improved our international performance, and continued to provide our customers with an expanding assortment of sportswear product offerings to complement our core premium denim jean collections. We are confident that we are moving in the right direction to establish True Religion as a truly global, aspirational brand.”

Store Openings

During the 2008 first quarter, True Religion opened 3 new stores, bringing its total store count as of the end of the first quarter to 18 stores. To date in the second quarter, the Company has opened seven new stores, bringing the total store count to 25 stores as of May 8, 2008. The Company anticipates opening at least 10 additional new stores before the end of the year, for a total of at least 35 stores by year end 2008.

Q1 2008 Segment Results

(Amounts in thousands)

	Three Months Ended
	March 31,
	2008		2007	% Increase/Decrease
Net Sales
Wholesale-US	$32,511		$25,101	29.5%
Wholesale-Int'l	8,903		6,926	28.5%
Consumer Direct	11,778		4,056	190.3%
Other	240		159	50.9%
	$53,432		$36,242	47.4%

		Gross Margin %		Gross Margin %
Gross Profit
Wholesale-US	$16,904	52.0%	$13,502	53.8%
Wholesale-Int'l	4,145	46.6%	3,695	53.3%
Consumer Direct	9,196	78.1%	3,064	75.5%
Other	240	100.0%	159	100.0%
	$30,485	57.1%	$20,420	56.3%

		Operating Margin %		Operating Margin %
Operating Income
Wholesale-US	$9,047	27.8%	$8,216	32.7%
Wholesale-Int'l	3,981	44.7%	3,580	51.7%
Consumer Direct	4,739	40.2%	1,646	40.6%
Other	(6,417)	NM	(4,565)	NM
	$11,350	21.2%	$8,877	24.5%

2008 Guidance

The Company now expects that its 2008 net sales will be $220 million to $225 million (as compared to the $210 million to $215 million that it anticipated at the beginning of 2008) and its 2008 EPS will be $1.52 to $1.56 (as compared to $1.48 to $1.52 at the beginning of 2008). The Company’s 2008 net sales are expected to increase 27% to 30% compared to 2007 net sales of $173 million. The Company’s 2008 diluted EPS is expected to increase 31% to 34% compared to 2007 diluted EPS of $1.16.

The Company’s updated EPS guidance reflects an increase in its expected share count, now 24.1 million as compared to 23.7 million at the time of the Company’s initial guidance, and a reduced effective tax rate,

41.0 percent versus 42.0 percent; these changes have offsetting impacts to the expected 2008 EPS guidance.

Segment Guidance

($ in millions)	Year Ending
	December 31, 2008
	Net Sales	Pre-Tax Income	Pre-Tax Margin
US Wholesale	$124 – 126.5	$40.0 – 41.6	32.6%
International Wholesale	35 – 36	16	45.1%
Consumer Direct	59 – 61	24	40.0%
Licensing	1.5	1.2	80.0%
Corporate Overhead	-	(19.2)	NM
Total	$220 - 225	$62.0 – 63.6	28.2%

*Pre-tax margin assumes mid-point of net sales and pre-tax income guidance range

Investor Conference Call

True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for a year at both sites. A telephone replay of the call will be available for approximately one week following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international) and entering passcode: 3875598.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit in denim, sportswear, and licensed products, may be found in premium department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other

SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE: True Religion Apparel, Inc.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$53,432	$36,242
Cost of sales	22,947	15,822
Gross profit	30,485	20,420

Selling, general, and administrative expenses	19,135	11,543

Operating income	11,350	8,877

Other Income	(424)	(343)

Income before provision for income taxes	11,774	9,220
Provision for income taxes	4,827	4,061
Net Income	$6,947	$5,159

Earnings per share:
Basic	$0.30	$0.23
Diluted	$0.29	$0.22

Weighted average shares outstanding:
Basic	23,221	22,879
Diluted	24,070	23,827

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$47,828	$28,686
Marketable securities, available for sale	-	5,345
Accounts receivable, net of allowances:
From factor	16,553	14,709
From customers	6,562	13,189
Inventory	24,619	20,771
Deferred income tax assets	2,766	4,707
Prepaid expenses and other current assets	2,385	2,305

Total current assets	100,713	89,712
Property and equipment, net	15,157	11,579
Marketable securities, available for sale	10,022	10,200
Deferred income tax assets	561	561
Other assets	1,212	1,206
TOTAL ASSETS	$127,665	$113,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$14,157	$9,597
Accrued salaries, wages and benefits	2,545	4,059
Income taxes payable	5,912	3,210
Total current liabilities	22,614	16,866
Long-term deferred rent	1,396	1,145
Total liabilities	24,010	18,011
Stockholders' Equity:
Preferred stock, $0.0001 par value, 20,000 shares
authorized, 0 issued and outstanding	-	-
Common stock, $0.0001 par value, 80,000 shares authorized, 24,050 and 23,587
issued and outstanding, respectively	2	2
Additional paid-in capital	30,384	26,491
Accumulated other comprehensive income	(177)	-
Retained earnings	73,446	68,754
Total stockholders' equity	103,655	95,247
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$127,665	$113,258

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,947	$5,159
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	592	340
Provision for bad debts, returns, and markdowns	301	155
Stock-based compensation	3,864	2,150
Tax benefit from stock option exercises	-	70
Excess tax benefit from stock option exercises and restricted stock vesting	(29)	(67)
Deferred income taxes	1,941	-
Changes in operating assets and liabilities:
Accounts receivable from customers	6,327	641
Accounts receivable from factor	(1,844)	(3,309)
Inventory	(3,848)	537
Prepaid income taxes and income taxes payable	2,702	2,825
Prepaid expenses and other	122	230
Accounts payable and accrued expenses	3,629	408
Accrued salaries, wages and benefits	(1,514)	(920)
Long-term deferred rent	251	149
Net cash provided by operating activities	19,441	8,368

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,237)	(3,332)
Purchases of marketable securities	-	(5,015)
Sales of marketable securities	5,203	-
Expenditures to establish trademarks	(40)	-
Net cash provided by (used in) investing activities	1,926	(8,347)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	-	70
Tax withholding payment for stock-based compensation	(2,254)	(1,516)
Excess tax benefit from stock option exercises and restricted stock vesting	29	67
Net cash (used in) provided by financing activities	(2,225)	(1,379)

Net decrease in cash and cash equivalents	19,142	(1,358)
Cash and cash equivalents, beginning of period	28,686	44,878
Cash and cash equivalents, end of period	$47,828	$43,520